Exhibit 99.1

Clear Channel Outdoor Holdings, Inc. to Sell Investment in Clear Media Limited for US$253 Million

Takes Additional Actions to Increase Liquidity and Preserve Financial Flexibility

Withdraws Guidance for 2020 in Light of COVID-19 Impact

SAN ANTONIO, March 30, 2020 — Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”), one of the world’s largest outdoor advertising companies, today announced that it has entered into an agreement to irrevocably tender to sell its 50.91% stake in Clear Media Limited (“Clear Media”), an indirect, non-wholly owned subsidiary of the Company based in China, to Ever Harmonic Global Limited (“Ever Harmonic”). The Company also provided an update regarding its initiatives to increase liquidity and preserve financial flexibility in response to the impact of COVID-19 and is withdrawing its guidance for 2020, previously provided on February 27, 2020.

Clear Media Limited Transaction

Under the terms of the Company’s agreement with Ever Harmonic, Ever Harmonic will acquire the Company’s stake in Clear Media for HK$7.12 per share, or approximately US$253 million* in cash, as part of a proposed voluntary conditional cash offer (the “Offer”) made by and on behalf of Ever Harmonic. Ever Harmonic is a special purpose vehicle wholly owned by a consortium of investors comprising Mr. Han Zi Jing (chief executive officer and an executive director of Clear Media), Antfin (Hong Kong) Holding Limited, JCDecaux Innovate Limited and China Wealth Growth Fund III L.P. This represents a premium of approximately 86.88% over the average of the closing prices of the Clear Media shares as quoted on the Hong Kong Stock Exchange for the 30 consecutive trading days prior to the announced strategic review of our investment in China on November 29, 2019. Today’s announcement is a successful milestone following the process previously disclosed on November 29, 2019 to maximize the value of the Company’s stake in Clear Media.

The Company has included revenue of US$209 million and Adjusted EBITDA of US$54 million in its results for the 12 months ended December 31, 2019 attributed to Clear Media.

The Offer is conditional upon the satisfaction or waiver of the conditions described in the announcement jointly made by Ever Harmonic and Clear Media on the Hong Kong Stock Exchange today (the “Rule 3.5 Announcement”). Based on the Hong Kong Takeovers Code, the Offer document is required to be issued within 21 days of the Rule 3.5 Announcement (unless the consent of the Hong Kong regulator to delay such issue is obtained). Clear Channel KNR Neth Antilles N.V., an indirect wholly owned subsidiary of the Company, has irrevocably undertaken to accept the Offer in respect of its entire shareholding in Clear Media within seven business days following the despatch of the Offer document and payment for the sale will be made within seven business days the date on which the Offer becomes unconditional in all respects. Further details of the Offer are described in the Rule 3.5 Announcement.

The Company intends to use the anticipated net proceeds of approximately $220 million from this transaction to improve its liquidity position and increase financial flexibility, subject to any limitations set forth in its debt agreements. Pro forma for the sale of the Company’s investment in Clear Media and the draw down on the revolving credit facility of $150 million that occurred on March 25, 2020, the amount of first lien debt as of December 31, 2019 would have been reduced to $2,666 million and the first lien net leverage ratio (FLLR) would have been 4.9x as of December 31, 2019, well below the FLLR requirement of 7.6x under the terms of the Company’s senior secured cash flow credit facilities. See “Non-GAAP Financial Measures” below.

Credit Suisse is serving as financial advisor and Kirkland & Ellis is serving as legal advisor to the Company for the Clear Media transaction.

* Figures based on the foreign exchange rates of USD/HKD = 7.75482.

Financial and Liquidity Update

In light of the rapidly-evolving impact of COVID-19, the Company is implementing and evaluating actions to strengthen its financial position and support the continuity of its platform and operations.

The Company believes the anticipated net proceeds from the sale of Clear Media combined with the cash on hand, including the $150 million recently drawn from the Revolving Credit Facility, and the initiatives the Company is actively pursuing will improve its liquidity position and provide the Company with additional financial flexibility during the economic downturn. These initiatives include but are not limited to:

•	Identifying opportunities to significantly reduce annual capital expenditures.
o	Discretionary growth capex can be largely deferred.
o	Maintenance capex can be deferred to the extent possible.
o	Exploring deferral options with respect to committed capex.

•	Continuing discussions with landlords to align fixed site lease expenses with revenue during the economic downturn.
o	Beginning to achieve success in both Europe and the U.S.

•	Reducing employee compensation expense.
o	Temporary salary reductions including 30% reductions for both the Company’s Worldwide CEO, William Eccleshare and Americas CEO, Scott Wells;
o	Furloughs based on market conditions, hiring freezes and variable compensation reductions.

•	Aggressively cutting discretionary spending.

However, given the quickly evolving economic environment, continuing downward pressure we are currently seeing in Europe and beginning to see in the U.S., and the uncertainty around how long the economic downturn and its impact on our business will last, the Company is withdrawing its guidance for 2020, previously provided on February 27, 2020. As a reminder, the Company’s next material debt maturity is 2024 when the Company’s $1.9 billion in 9.25% Senior Notes are due.

Non-GAAP Financial Measures

The Company’s first lien leverage ratio, pro forma for the sale of our investment in Clear Media and the draw down on the revolving credit facility of $150 million that occurred on March 25, 2020, presented in this press release is calculated by dividing the Company’s pro forma first lien debt, by the Company’s EBITDA (as defined by the New Senior Secured Credit Agreement) for the four quarters ended December 31, 2019. The following table presents the Company’s pro forma first lien debt for the four quarters ended December 31, 2019:

(In millions)	Four Quarters Ended December 31, 2019
Term Loan Facility	$1,995.0
Clear Channel Outdoor Holdings 5.125% Senior Notes Due 2027	1,250.0
Revolving Credit Facility	150.0
Other debt	4.2
Less: Cash and cash equivalents, pro forma	(733.6)

Pro forma first lien debt	$2,665.6

The following table reflects a reconciliation of EBITDA (as defined by the New Senior Secured Credit Agreement) to operating income and net cash provided by operating activities for the four quarters ended December 31, 2019.

(In millions)	Four Quarters Ended December 31, 2019
EBITDA (as defined by the New Senior Secured Credit Agreement and pro forma for the sale of our investment in Clear Media)	$546.9
Less adjustments to EBITDA (as defined by the New Senior Secured Credit Agreement):
Charges, expenses or reserves in respect of any restructuring, relocation, redundancy or severance expense or one-time compensation charges	(13.0)
Other items	2.5
Clear Media EBITDA pro forma adjustment(1)	52.9
Less: Depreciation and amortization, Impairment charges, Share-based compensation and Interest income	(336.4)

Operating income	252.9
Plus: Depreciation and amortization, Impairment charges, Loss (gain) on disposal of operating and other assets, net and Share-based compensation	328.5
Less: Interest expense, net	(418.2)
Less: Interest expense on Due from iHeartCommunications, net	(1.3)
Less: Current income tax expense	(48.2)
Less: Other expense, net	(15.4)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities (including Provision for doubtful accounts, Amortization of deferred financing charges and note discounts, net, Foreign exchange transaction loss and Other reconciling items, net)	13.6
Change in operating assets and liabilities, net	102.6

Net cash provided by operating activities	$214.5

(1)

The Clear Media EBITDA pro forma adjustment in the table above reflects approximately $1 million of restructuring and other expenses that is excluded from the Clear Media Adjusted EBITDA contribution of $54 million included in the Company’s results set forth above.

About Clear Channel Outdoor Holdings, Inc.

Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is one of the world’s largest outdoor advertising companies with a diverse portfolio of approximately 460,000 print and digital displays in 32 countries across Asia, Europe, Latin America and North America, reaching millions of people monthly. A growing digital platform includes more than 15,000 digital displays in international markets and more than 1,700 digital displays (excluding airports), including more than 1,400 digital billboards, in the U.S.

Comprised of two business divisions – Clear Channel Outdoor Americas (CCOA), the U.S. and Caribbean business division, and Clear Channel International (CCI), covering markets in Asia, Europe and Latin America – CCO employs approximately 5,900 people globally. More information is available at investor.clearchannel.com, clearchannelinternational.com and clearchanneloutdoor.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about statements regarding the proposed transaction, the anticipated use of the proceeds of the proposed transaction, the anticipated leverage ratio impact, the expected timing of the proposed transaction and the anticipated benefits of the proposed transaction, our liquidity initiatives and future liquidity and the impact of the COVID-19 pandemic on our business, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: weak or uncertain global economic conditions and their impact on the level of expenditures on advertising, including the effects of Brexit and economic uncertainty in China; our ability to service our debt obligations and to fund our operations and capital expenditures; industry conditions, including competition; our ability to obtain key municipal concessions for our street furniture and transit products; fluctuations in operating costs; technological changes and innovations; shifts in population and other demographics; other general economic and political conditions in the United States and in other countries in which we currently do business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts; changes in labor conditions and management; the impact of future dispositions, acquisitions and other strategic transactions; legislative or regulatory requirements; regulations and consumer concerns regarding privacy and data protection; a breach of our information security measures; restrictions on outdoor advertising of certain products; fluctuations in exchange rates and currency values; risks of doing business in foreign countries; the magnitude of the impact of the COVID-19 pandemic on our operations and on general economic conditions; third-party claims of intellectual property infringement, misappropriation or other violation against us; the risk that the Separation could result in significant tax liability or other unfavorable tax consequences to us and impair our ability to utilize our federal income tax net operating loss carryforwards in future years; the risk that we may be more susceptible to adverse events following the Separation; the risk that we may be unable to replace the services iHeartCommunications provided us in a timely manner or on comparable terms; our dependence on our management team and other key individuals; the risk that indemnities from iHeartMedia will not be sufficient to insure us against the full amount of certain liabilities; volatility of our stock price; the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings; the ability of our subsidiaries to dividend or distribute funds to us in order for us to repay our debts; the restrictions contained in the agreements governing our indebtedness and our Preferred Stock limiting our flexibility in operating our business; the effect of analyst or credit ratings downgrades; certain other factors set forth in our other filings with the SEC; as well as factors related to the proposed transaction, including but not limited to: the ability to satisfy the conditions to closing of the transaction and complete the transaction on the expected timing and terms and or at all; higher than expected or unexpected costs associated with or relating to the transaction; and the risk that expected benefits of the transaction may not be achieved in a timely manner or at all. There can be no assurance that the proposed transaction will in fact be consummated in the manner described or at all. This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Other key risks are described in the section entitled “Item 1A. Risk Factors” of the Company’s reports filed with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Except as otherwise stated in this press release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

Contacts

Clear Channel Outdoor:

Press:

Lucy Puddefoot

Clear Channel Outdoor Holdings Inc.

+44(0)7525 731 7333

Lucy.puddefoot@clearchannelint.com

Kirsty Mair

FHF

M +44-7711 462 880

kirsty.mair@fleishmaneurope.com

Juliette Monnet

FHF

M +44 (0) 7510 153 737

juliette.monnet@fhflondon.co.uk

Investors:

Eileen McLaughlin

Vice President - Investor Relations

(646) 355-2399

InvestorRelations@clearchannel.com